Exhibit 99.1

NV5 APPOINTS NEW CHIEF FINANCIAL OFFICER

Hollywood, FL – May 13, 2019 – NV5 Global, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, today announced the appointment of Edward Codispoti as Chief Financial Officer (CFO) of NV5, effective June 6, 2019. Mr. Codispoti succeeds current NV5 CFO Michael Rama.

Mr. Codispoti has extensive experience in financial leadership positions at publicly traded, high-growth corporations, where he has specialized in strategic resource allocation to maximize shareholder value and the reorganization and optimization of finance operations and company budgets.

Mr. Codispoti previously served as the CFO of Ilumno Holdings, Ltd. since 2017. Ilumno Holdings, Ltd. is a provider of higher education and education technology in Latin America serving over 265,000 students.

From 2011 to 2016, Mr. Codispoti served as CFO of TradeStation Group, Inc., a software development and brokerage firm. He served as Chief Accounting Officer of TradeStation Group, Inc. from 2010 to 2011 and Corporate Controller and Vice President of Accounting from 2007 to 2010. TradeStation Group, Inc. was publicly traded on the NASDAQ until June 2011. From 2003 to 2007, Mr. Codispoti served as Vice President of Financial Reporting at Kos Pharmaceuticals, Inc., where he was responsible for the publicly traded company’s internal and external financial reporting and audits and helped lead the company to approximately $1 billion in annual gross sales. From 1997 to 1999, he served as Assistant Controller. Kos Pharmaceuticals, Inc. was acquired by Abbott Laboratories in 2006 for $3.7 billion. Mr. Codispoti began his career as an Auditor at Arthur Andersen, LLP. He is a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

“We are very pleased that Ed Codispoti is joining the NV5 executive team and I am confident that his substantial experience in management and accounting roles at growing public firms will serve NV5’s employees and shareholders well,” said Dickerson Wright, PE, Chairman and CEO of NV5. “Ed shares NV5’s commitment to transparency, communication, and maintaining a flat dynamic organization that supports organic and strategic growth and allows us to provide the highest level of service to our clients.”

“I am very excited about joining the NV5 team and look forward to continuing to build the finance and accounting functions in order to support the Company’s drive towards growth and serving its shareholders,” said Mr. Codispoti.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions ranked #34 in the Engineering News-Record Top 500 Design Firms list. NV5 serves public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure engineering and support services, energy, program management, and environmental solutions. The Company operates out of more than 100 locations worldwide. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Investor Relations Contact

NV5 Global, Inc.

MaryJo O’Brien

Chief Administrative Officer

Tel: +1-858-385-2136

Email: ir@nv5.com

Source: NV5 Global, Inc.